EXHIBIT 99.1

PRESS RELEASE	Oceaneering International, Inc. 11911 FM 529 Houston, Texas 77041 Telephone: (713) 329-4500 Fax: (713) 329-4951 www.oceaneering.com
Oceaneering Announces the Promotion of Kevin McEvoy to Executive Vice President
May 15, 2006 — Houston, Texas — Oceaneering International, Inc. (NYSE:OII) announced the promotion of M. Kevin McEvoy to Executive Vice President. In this capacity, Mr. McEvoy will have the responsibility for four business segments — Subsea Projects, Mobile Offshore Production Systems, Inspection, and Advanced Technologies.
Mr. McEvoy has been with Oceaneering for 27 years, serving most recently as Senior Vice President Western Region. He started his offshore career as an officer with the U.S. Navy working in the areas of diving, salvage, and submarine rescue. Kevin joined Oceaneering in 1979 and has held a variety of progressively more responsible domestic and international positions in marketing, administration, and operations.
T. Jay Collins, President and Chief Executive Officer, stated, “I am pleased to have such a capable and experienced individual as Kevin to assist me in managing and planning for the growth of Oceaneering. I am confident he will provide excellent leadership as we respond to the increasing demand for our products and services.”
Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. The Company’s services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the aerospace, and marine engineering and construction industries.
For further information, please contact Jack Jurkoshek, Manager Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com; E-Mail investorrelations@oceaneering.com.
PR 949

The use in this release of such terms as Oceaneering, company, group, organization, we, us, our and its, or references to specific entities, is not intended to be a precise description of corporate relationships.